                                                    EXHIBIT 99.1
Tanger Outlets Announces Sandeep Mathrani Elected to its Board of Directors

GREENSBORO, N.C., June 4, 2021 - Tanger Factory Outlet Centers, Inc (NYSE: SKT) announced today that Sandeep Mathrani has been elected to its Board of Directors, effective immediately. Mr. Mathrani is currently the Chief Executive Officer of WeWork Inc. and brings with him more than three decades of professional experience and insight.

"I am thrilled to welcome Sandeep to the Tanger Board and look forward to working closely with him as we envision the future of Tanger Outlets," said Stephen Yalof, President and Chief Executive Officer. "Mr. Mathrani will further strengthen the talent represented on our Board."

Since joining WeWork in February of 2020, Mr. Mathrani has executed a strategic turnaround of the company, leading to global recognition of WeWork as the top flexible real estate solution for tenants and landlords. Prior to WeWork, Mr. Mathrani served as the Chief Executive Officer of Brookfield Properties' retail group and Vice Chairman of Brookfield Properties from 2018 to 2019. Mr. Mathrani also served as CEO of GGP Inc. for eight years, during which he recapitalized the company from bankruptcy in 2010 and led eight successful years of growth prior to the successful $9.25 billion acquisition of GGP by Brookfield Property Partners in 2018. Prior to GGP, he served as the President of Retail at Vornado Realty Trust from 2002 to 2010 and was responsible for all retail real estate activities in the United States and India. Prior to Vornado, he served as an Executive Vice President at Forest City Ratner Companies, LLC from 1994 to 2002 and was responsible for its retail development and related leasing in the New York City metropolitan area.

"Sandeep's impressive record of success is a clear indication of the dynamic value he will bring to Tanger Outlets. We are delighted to welcome him to our Board," said Steven Tanger, Executive Chair.

Mr. Mathrani also currently serves on the Board of Directors for DICK'S Sporting Goods. He is a former Chair and current Executive Board member of the National Association of Real Estate Investment Trusts, as well as a former Trustee of the International Council of Shopping Centers.

"Tanger Outlets has a long-standing reputation as a leader in the public real estate market," said Mr. Mathrani. "I am excited to be joining the company at a time when growth and development are at the forefront of its mission."

For more information about Tanger Outlets, please visit http://www.tangeroutlets.com.

About Tanger Factory Outlet Centers, Inc.
Tanger Factory Outlet Centers, Inc. is a leading operator of upscale open-air outlet centers that owns, or has an ownership interest in, a portfolio of 36 centers. Tanger's operating properties are located in 20 states and in Canada, totaling approximately 13.6 million square feet, leased to over 2,500 stores operated by more than 500 different brand name companies. The Company has more than 40 years of experience in the outlet industry and is a publicly traded REIT. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company's website at http://www.tangeroutlets.com.

Media Contact:

Alexandra Hasenauer
KWT Global
Tanger@kwtglobal.com